FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-36490
(To Prospectus dated January 29, 2002)





                            [HOLDRS UTILITIES LOGO]




                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

         The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           American Electric Power Company, Inc.                       AEP            14            NYSE
           Centerpoint Energy, Inc. (1) (2)                            CNP            13            NYSE
           Consolidated Edison, Inc.                                    ED             9            NYSE
           Dominion Resources, Inc.                                     D             11            NYSE
           Duke Energy Corporation                                     DUK            30            NYSE
           Dynegy, Inc.                                                DYN            12            NYSE
           Edison International                                        EIX            15            NYSE
           El Paso Corporation                                          EP            10            NYSE
           Entergy Corporation                                         ETR            10            NYSE
           Exelon Corporation                                          EXC            15            NYSE
           FirstEnergy Corporation                                      FE            10            NYSE
           FPL Group, Inc.                                             FPL             8            NYSE
           Mirant Corporation                                          MIR          11.5308         NYSE
           PG&E Corporation                                            PCG            17            NYSE
           Progress Energy, Inc.                                       PGN             7            NYSE
           Public Service Enterprise Group Incorporated                PEG            10            NYSE
           The Southern Company                                         SO            29            NYSE
           Texas Utilities Company                                     TXU            12            NYSE
           The Williams Companies, Inc.                                WMB            20            NYSE

           ---------------

           (1) Effective October 1, 2002, Reliant Energy, Inc., a component of Utilities HOLDRS, changed its name to Centerpoint Energy, Inc.

           (2) As of October 4, 2002, as a result of the spin-off of Reliant Resources ,Inc. from Reliant Energy, Inc. (now known as Centerpoint Energy, Inc.), Reliant Resources, Inc. will be included in Utilities HOLDRS. As of October 4, 2002, 10.251839 shares of Reliant Resources, Inc. will be included in each round-lot of 100 Utilities HOLDRS.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.